Exhibit 99.77I

Terms of new or amended securities


The Board of Trustees of the Life Series Funds approved the creation of two new series of the Life Series Funds. The new series are designated as First Investors Life Series Opportunity Fund and First Investors Life Series Total Return Fund (together, the "Funds"). A description of the Funds' shares is contained in the Funds' Prospectus and Statement of Additional Information dated December 17, 2012, which was filed with the Securities and Exchange Commission via EDGAR in the Life Series Funds' registration statement filing pursuant to Rule 485(b) on December 13, 2012
(Accession No. 0000898432-12-001297).